Exhibit 10.1

CHANGE OF CONTROL AGREEMENT

This CHANGE OF CONTROL AGREEMENT (this “Agreement”) dated as of the 2nd day of November, 2008 is by and between CRYOLIFE, INC., a Florida corporation (“CryoLife” or the “Company”) and Gerald B. Seery (the “Officer”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company upon the recommendation of the Compensation Committee, has determined that it is in the best interests of the Company and its shareholders to enter into this Change of Control Agreement in order to assure that the Company will have the continued dedication of Officer, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company; and

WHEREAS, Officer has determined that it is in the best interests of Officer to enter into this Agreement;

NOW, THEREFORE, in consideration of the premises, the promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, it is hereby agreed as follows:

           1.           CERTAIN DEFINITIONS.

(a) “Effective Date” means the first date during the Change of Control Period (as defined herein) on which a Change of Control occurs.  Notwithstanding anything in this Agreement to the contrary, if the Officer’s employment with the Company is terminated by the Company without Cause or by Officer for Good Reason (as such terms are defined herein) within the six (6) month period prior to the date on which the Change of Control occurs and if such Change of Control is consummated (such a termination of employment, an “Anticipatory Termination”), then for all purposes of this Agreement the “Effective Date” means the date immediately prior to the date of such termination of employment.

(b) “Change of Control Period” means the period commencing on the date hereof and ending on September 1, 2011; provided, however, that, commencing on September 1, 2011, and each three-year anniversary of such date (such date and each such three-year anniversary thereof, the “Renewal Date”) unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three (3) years from such Renewal Date, unless, at least thirty (30) days prior to the next Renewal Date, the Company shall give notice to the Officer that the Change of Control Period shall not be so extended.

(c) “Affiliated Company” means any company controlled by, controlling or under common control with the Company.

(d) “Change of Control” means a change in the ownership or effective control of, or in the ownership of a substantial portion of the assets of, the Company, as described in paragraphs (i) through (iii) below.

(i)           Change in Ownership of the Company.  A change in the ownership of the Company shall occur on the date that any one person, or more than one person acting as a group (within the meaning of paragraph (iv)), other than a group of which Officer is a member, acquires ownership of the Company stock that, together with the Company stock held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company.

             (A)           If any one person or more than one person acting as a group (within the meaning of paragraph (iv)), other than a group of which Officer is a member,  is considered to own more than 50% of the total voting power of the stock of the Company, the acquisition of additional the Company stock by such person or persons shall not be considered to cause a change in the ownership of the Company or to cause a change in the effective control of the Company (within the meaning of paragraph (ii) below).

           (B)           An increase in the percentage of the Company stock owned by any one person, or persons acting as a group (within the meaning of paragraph (iv)), as a result of a transaction in which the Company acquires its stock in exchange for property, shall be treated as an acquisition of stock for purposes of this paragraph (i).

           (C)           Except as provided in (B) above, the provisions of this paragraph (i) shall apply only to the transfer or issuance of the Company stock if such stock remains outstanding after such transfer or issuance.

(ii)           Change in Effective Control of the Company.

(A)           A change in the effective control of the Company shall occur on the date that either of (1) or (2) below occurs:

           (1)           Any one person, or more than one person acting as a group (within the meaning of paragraph (iv)), other than a group of which Officer is a member, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or

           (2)           A majority of the members of the the Company Board of Directors are replaced during any 12 month period by Directors whose appointment or election is not endorsed by a majority of the Board of Directors prior to the date of the appointment or election.

(B)           A change in effective control of the Company also may occur with respect to any transaction in which either of the Company or the other entity involved in a transaction experiences a Change of Control event described in paragraphs (i) or (iii).

(C)           If any one person, or more than one person acting as a group (within the meaning of paragraph (iv)), is considered to effectively control the Company (within the meaning of this paragraph (ii)), the acquisition of additional control of the Company by the same person or persons shall not be considered to cause a change in the effective control of the Company (or to cause a change in the ownership of the Company within the meaning of paragraph (i)).

(iii)           Change in Ownership of a Substantial Portion of the Company’s Assets.  A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (within the meaning of paragraph (iv)), other than a group of which Officer is a member, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value (within the meaning of paragraph (iii)(B)) equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

(A)           A transfer of the Company’s assets shall not be treated as a change in the ownership of such assets if the assets are transferred to one or more of the following:

           (1)           A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company stock;

           (2)           An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

           (3)           A person, or more than one person acting as a group (within the meaning of paragraph (iv)) that owns, directly or indirectly, 50% or more of the total value or voting power of all of the outstanding stock of the Company; or

           (4)           An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii)(A)(3).

For purposes of this paragraph (iii)(A), and except as otherwise provided, a person’s status is determined immediately after the transfer of assets.

 (B)           For purposes of this paragraph (iii), gross fair market value means the value of all the Company assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(iv)        For purposes of this Section 1(d), persons shall be considered to be acting as a group if they are owners of an entity that enters into a merger, consolidation, purchase, or acquisition of assets, or similar business transaction with the Company.  If a person, including an entity shareholder, owns stock in the Company and another entity with which the Company enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction, such shareholder shall be considered to be acting as a group with the other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.  Persons shall not be considered to be acting as a group solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering of the Company’s stock.

2.           EMPLOYMENT.

Officer and the Company acknowledge that the employment of the Officer by the Company is “at will” and Officer shall have no rights under this Agreement unless Officer is terminated by the Company without Cause or by the Officer with Good Reason during the period commencing on the Effective Date and ending on the second anniversary of such date.

3.           TERMS OF AT WILL EMPLOYMENT.

(a) During the term of his or her employment by the Company, and excluding any periods of vacation and sick leave to which the Officer is entitled, the Officer agrees to devote reasonable attention and time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Officer by the Board of Directors or the Chief Executive Officer, to use the Officer’s reasonable best efforts to perform faithfully and efficiently such responsibilities.

(b) During the term of this Agreement, the Officer will not, without the prior written consent of the Company, directly or indirectly other than in the performance of the duties hereunder, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise, except: (i) with respect to any noncompetitive family businesses of the Officer for which the rendering of such services will not have an adverse effect upon Officer’s performance of his duties and obligations hereunder; (ii) that Officer shall be permitted to engage in charitable and community affairs provided that such activities do not interfere with the performance of his duties and responsibilities enumerated herein; and (iii) to give attention to Officer’s investments provided that such activities do not interfere with the performance of his duties and responsibilities enumerated herein.

4.           TERMINATION OF EMPLOYMENT.

(a)           Cause.  For purposes of this Agreement, “Cause” shall mean:

(i)	an intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of the Officer’s employment with the Company;

(ii)	intentional damage by Officer to the Company’s assets;

(iii)	intentional disclosure by Officer of the Company’s confidential information contrary to the Company policies;

(iv)	material breach of the Officer’s obligations under this Agreement;

(v)	intentional engagement by the Officer in any activity which would constitute a breach of the Officer’s duty of loyalty or of the Officer’s assigned duties;

(vi)	intentional breach by the Officer of any of the Company’s policies and procedures;

(vii)	the willful and continued failure by Officer to perform the Officer’s assigned duties (other than as a result of incapacity due to physical or mental illness); or

(viii)	willful conduct by the Officer that is demonstrably and materially injurious to the Company, monetarily or otherwise.

(b)           Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the assignment to the Officer, without the Officer’s consent, of any duties materially inconsistent with the Officer’s position (including changes in status, offices, or titles and any change in the Officer’s reporting requirements that would cause Officer to report to an officer  who is junior in seniority to the officer to whom Officer reports), authority, duties or responsibilities, determined as of the later of the date of this Agreement or the date of any modification to Officer’s position (including status, offices, titles and reporting requirements, as described above), authority, duties or responsibilities that is agreed to by Officer, or any other action by the Company that results in a material diminution in such position, authority, duties, responsibilities or Officer’s aggregate compensation, excluding for this purpose an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within thirty (30) days after receipt of notice thereof given by the Officer (each of these an “Event” for purposes of this Section 4(b)).  Officer must notify the Company of any Event that constitutes Good Reason within ninety (90) days following Officer’s knowledge of the existence of such Event or such Event shall not constitute Good Reason under this Agreement.

(c)           Notice of Termination.  Any termination by the Company for Cause, or by the Officer for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Officer’s employment under the provision so indicated and (iii) specifies the termination date (which date shall not be more than thirty (30) days after the giving of such notice; provided, however, if Officer is terminating for Good Reason such date shall not be less than thirty (30) nor more than forty-five (45) days after giving of such notice).  The failure by the Officer or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Officer or the Company, respectively, hereunder or preclude the Officer or the Company, respectively, from asserting such fact or circumstance in enforcing the Officer’s or the Company’s rights hereunder.

(e) Date of Termination.  “Date of Termination” means the date of receipt of the Notice of Termination, or any later date specified therein, as the case may be. The Company and the Officer shall take all steps necessary (including with regard to any post-termination services by the Officer) to ensure that any termination described in this Section 4 constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which the separation from service takes place shall be the “Date of Termination.”

(f)  Covenants Necessary to the Company’s Business.

(i)           Non-Solicitation of Customers.  The Officer covenants and agrees that, during the term of this Agreement and for a period of one (1) year following the termination of this Agreement Officer will not, either directly or indirectly, in competition with the Company Business (as defined below), solicit, entice or recruit for a Competing Business (as defined below), attempt to solicit, entice or recruit for a Competing Business, or attempt to divert or appropriate to a Competing Business, any actual or prospective customer of the Company with whom Officer had contact on behalf of the Company.  For the purposes of this Agreement, “Company Business” shall mean the business of (A) processing cardiac or vascular tissues, (B) marketing biological glue or protein hydrogel technology products, (C) marketing transport or other solutions for use with human organs to be transplanted and/or (D) marketing hemostatic agents for use in surgeries.  “Competing Business” shall mean any person or entity that engages in a commercial business that is the same as or substantially similar to the Company Business, and only that portion of the business that is in competition with the Company Business.

(ii)           Non-Solicitation of Employees.  Officer covenants and agrees that, during the term of this Agreement for a period of one (1) year following the Date of Termination, Officer will not, either directly or indirectly, solicit, entice, encourage, cause, or recruit any person employed by the Company and with whom Officer had contact during Officer’s employment with the Company to leave such person’s employment with the Company to join a Competing Business.

(iii)           Consideration for Covenants.  Officer covenants and agrees that the payment of any Severance Payment (as defined in Section 5(e)) shall be subject to and expressly conditioned upon Officer’s compliance with the covenants set forth in subparagraphs (i) and (ii) above.  Should Officer fail to comply with these covenants, the Company shall not be required to make the Severance Payment (or any portion of the Severance Payment that remains unpaid), and the Officer shall be required to repay any portion of the Severance Payment that the Officer has already received from the Company.

5.           OBLIGATIONS OF THE COMPANY UPON TERMINATION.

(a)           If, during the two year period commencing on the Effective Date and ending on the second anniversary of the Effective Date, (i) the Company shall terminate the Officer’s employment without Cause, or (ii) the Officer shall terminate employment for Good Reason, then the Company shall pay to Officer the Severance Payment (defined below).

(b) Severance Payment.  The “Severance Payment” shall be an amount equal to two (2) times the aggregate of Officer’s base salary as of the Date of Termination and bonus compensation for the year in which the termination of employment occurs. For purposes of determining Officer’s bonus compensation for purposes of this Section 5(b), if the Date of Termination occurs before the awarding of bonuses for the year in which the Date of Termination occurs, the bonus compensation component of the Severance Payment shall be computed based on Officer’s most recent awarded bonus.  Bonus compensation shall include both the Annual Bonus paid in cash and the value of any non-cash bonuses, such as options or restricted stock. Any such options will be valued pursuant to the Black Scholes valuation method as of the grant date, using the same assumptions used by the Company in computing the FAS 123R charge for the options, and any shares of restricted stock will be valued at the closing price of the the Company Common Stock on The New York Stock Exchange on the date of issuance.  The Company’s annual option and restricted stock grants shall not be deemed to be bonus compensation unless they are specifically designated as such by the the Company Compensation Committee.  For the sake of clarification, all cash paid and any shares issued in payment of all or a portion of the bonus pursuant to the Company’s Officer Incentive Plan shall be bonus compensation for purposes of this Agreement for the year in which paid or issued. The Severance Payment shall be payable to Officer as follows:

(i)           The Severance Payment, if any is due hereunder, shall be paid to Officer in a lump sum not later than thirty (30) days following Officer’s Date of Termination.

(ii)           In the event of an Anticipatory Termination, the Severance Payment shall be paid to Officer in a lump sum not later than thirty (30) days following the date of the Change of Control.

Notwithstanding the foregoing, if any amount paid pursuant to this Section 5(b) is deferred compensation withing the meaning of Section 409A of the Code and as of the Date of Termination Officer is a Specified Employee, amounts that would otherwise be payable during the six-month period immediately following the Date of Termination shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, on the first business day after the date that is six months following Officer’s “separation from service” within the meaning of Section 409A of the Code (the “Delayed Payment Date”).   As used in this Agreement, the term “Specified Employee” means a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”). By way of clarification, “specified employee” means a “key employee” (as defined in Section 416(i) of the Code, disregarding Section 416(i)(5) of the Code) of the Company.  Officer shall be treated as a key employee if the Officer meets the requirement of Section 416(i)(1)(A)(i), (ii), or (iii) at any time during the twelve (12) month period ending on an “identification date”.  For purposes of any “Specified Employee” determination hereunder, the “identification date” shall mean the last day of each calendar year.

6.           FULL SETTLEMENT.

In no event shall the Officer be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Officer under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Officer obtains other employment.  The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Officer may reasonably incur as a result of any contest by the Company or Officer with respect to liability under or the interpretation of the validity or enforceability of, any provision of this Agreement, but only in the event and to the extent that (i) the Officer receives a final, non-appealable judgment in his favor in any such action or receives a final judgment in his favor that has not been appealed by the Company within 30 days of the date of the judgment; or (ii) the parties agree to dismiss any such action upon the Company’s payment of the sums allegedly due the Officer or performance of the covenants by the Company allegedly breached by it.

7.           LIMITATION OR EXPANSION OF BENEFITS.

(a) In the event it shall be determined that all or any portion of any benefit, payment, acceleration right or distribution by the Company to or for the benefit of the Officer (whether payable or distributable pursuant to the terms of this Agreement or otherwise) is treated as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) which is subject to the excise tax imposed by Section 4999 of the Code (such excise tax, the “Excise Tax”), then the Company shall pay to Officer an additional amount of cash (a “Gross-Up Payment”) equal to the amount necessary to cause the amount of the aggregate after-tax compensation and benefits received by the Officer hereunder (after payment of the excise tax under Section 4999 of the Code with respect to any excess parachute payment, and any state and federal income and employment taxes with respect to the Gross-Up Payment) to equal the aggregate after-tax compensation and benefits the Officer would have received if the Excise Tax had not been imposed. The Gross Up Payment shall be paid to Officer on the date that is thirty (30) days prior to the date on which the Excise Tax with respect to any excess parachute payment is due.  A nationally recognized public accounting firm selected by the Company shall initially determine, at the Company’s expense, whether an “excess parachute payment” will be made to Officer, and if so, the amount of the Gross-Up Payment.  In the event of a subsequent claim by the Internal Revenue Service that, if successful, would result in Officer’s liability for an Excise Tax in excess of the amount covered by any previous Gross-Up Payment, the Officer shall promptly notify the Company in writing of such claim.  If the Company elects to contest such claim, it shall so notify the Officer and shall bear and pay directly or indirectly all costs and expenses of contesting the claim (including additional interest and penalties incurred in connection with such action), and shall indemnify and hold Officer harmless, on an after-tax basis, for any excise, income, or employment tax, including interest and penalties with respect thereto, imposed as a result of the Company’s payment of costs of the contest. Officer shall cooperate fully with the Company in the defense of any such IRS claim.  If, as a result of the Company’s action with respect to a claim, Officer receives a refund of any amount paid by the Company with respect to such claim, Officer shall promptly pay such refund to the Company.  In the event the IRS claim is finally determined to result in the imposition of additional Excise Tax on Officer, the Company shall make an additional Gross-Up Payment with respect to any such additional Excise Tax.

(b) Anything in this Agreement to the contrary notwithstanding, aggregate severance, separation and/or similar payments made to Officer pursuant to this Agreement and otherwise shall be limited to the equivalent of Officer’s salary paid during the three (3) completed fiscal years ended prior to the Date of Termination, including bonuses and guaranteed benefits paid during those years. If necessary, any Gross-Up Payment will be reduced in order to comply with this provision.

8.           CONFIDENTIAL INFORMATION.

The Officer and the Company are parties to one or more separate agreements respecting confidential information, trade secrets, inventions and non-competition (collectively, the “IP Agreements”). The parties agree that the IP Agreements shall not be superseded or terminated by this Agreement and shall survive any termination of this Agreement; provided, however, that to the extent that there is any conflict or overlap between the provisions of this Agreement and any of the IP Agreements, those provisions that provide the Company with the greatest rights and protections shall control.

9.           SUCCESSORS.

(a) This Agreement is personal to the Officer and without the prior written consent of the Company shall not be assignable by the Officer otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Officer’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “the Company” shall mean CryoLife as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10.           COMPLIANCE WITH SECTION 409A.

(a)           This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder.

(b)           The Company and Officer agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with Section 409A of the Code.

(c)           The Company makes no representation or warranty as to the tax effect of any of the preceding provisions, and the provisions of this Agreement shall not be construed as a guarantee by the Company of any particular tax effect to Officer under this Agreement.  the Company shall not be liable to Officer or any other person for any payment made under this Agreement which is determined to result in the imposition of an excise tax, penalty or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.

11.           MISCELLANEOUS.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force and effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery (which shall include delivery via Federal Express or UPS) to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Officer:

Gerald B. Seery
1575 Asheforde Dr.
Marietta, GA 30068

If to the Company:

CryoLife, Inc.
1655 Roberts Boulevard, N.W,
Kennesaw, Georgia 30144
Attention: Chief Executive Officer
Facsimile: (770) 590-3754

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstance shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it valid, enforceable and legal; provided, however, if the provision so held to be invalid, unenforceable or otherwise illegal cannot be reformed so as to be valid and enforceable, then it shall be severed from, and shall not affect the enforceability of, the remaining provisions of the Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) This Agreement embodies the entire agreement between the parties with respect to the subject matter addressed herein, except as specifically set forth in Section 9 above.  From and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Gerald B. Seery
Gerald B. Seery

By:	/s/ Steven G. Anderson
Steven G. Anderson
Chairman, President and CEO